DURABLE, LIMITED POWER OF ATTORNEY WITH RESPECT TO THE FILING OF FORMS 3, 4, AND 5 I appoint and name each of the following individuals my true and lawful attorney-in-fact to act on my behalf, and in my name, place, and stead: Sarah E. Hutchings; Meagan Rundell; Maureen Gaffney; Kathryn Shepard; Taylor Beckett; or Ellen Knarr, Esq. (collectively, the “Attorneys-In-Fact”). I appoint and name the Attorneys-In-Fact solely with respect to the execution and filing of the documents commonly known as a “Form 3, Initial Statement Of Beneficial Ownership Of Securities,” a “Form 4, Statement Of Changes In Beneficial Ownership,” and/or a “Form 5, Annual Statement Of Beneficial Ownership Of Securities” (collectively, the “SEC Forms”) regarding Independent Bank Corp. (“INDB”) common stock with the United States Securities And Exchange Commission and any stock exchange or similar authority. I give and grant unto each of the Attorneys-In-Fact full power and authority to do and perform all and every act, deed, matter, and thing whatsoever as to the execution and filing of the SEC Forms regarding INDB common stock which may be necessary or advisable such as I might or could do myself if personally present. The scope of power granted to each of the Attorneys- In-Fact hereunder, however, is expressly limited to only those powers which are necessary or advisable for the execution and filing of the SEC Forms on my behalf regarding INDB common stock. This grant of authority to the Attorneys-In-Fact shall begin on the date indicated below and shall remain in effect unless and until revoked in writing. The authority conferred hereby shall continue notwithstanding any subsequent disability or incapacity on my part. Executed as an instrument under seal pursuant to Massachusetts law as of July 14, 2015. /s/ Frederick Taw Frederick Taw